EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Ciclet Holdings Inc.

We consent to the inclusion in the forgoing Form S-1 of Ciclet Holdings Inc. (the “Company”) of our report dated April 4, 2017 relating to our audit of the balance sheets of Ciclet Holdings Inc. (the “Company”) as of January 31, 2017 and the related statements of operations, changes in shareholders' equity and cash flows for the period from June 30, 2016 (inception) to January 31, 2017.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach, California

April 19, 2017